Exhibit 99.2

       WHOLE FOODS MARKET ANNOUNCES CASH MANAGEMENT STRATEGY INCLUDING 20%
          INCREASE IN QUARTERLY DIVIDEND, SPECIAL DIVIDEND OF $4.00 PER
                              SHARE, AND FOUR-YEAR

                     $200 Million Stock Repurchase Program;

                   Company Also Announces 2-for-1 Stock Split

     AUSTIN, Texas, Nov. 9 /PRNewswire-FirstCall/ -- Whole Foods Market, Inc. (Nasdaq: WFMI) today announced that its Board of Directors approved a 20% increase in the Company's quarterly dividend to $0.30 per share, a special dividend of $4.00 per share, and a stock repurchase program of up to $200 million over the next four years. The Company also announced that its Board of Directors approved a two-for-one stock split, the Company's third two-for-one split since going public in 1992. Dividend amounts are presented on a pre-split basis.

     In a separate release, the Company today announced that for the fiscal year ended September 25, 2005, it produced $411 million in cash flow from operations, invested $324 million in capital expenditures of which $208 million was related to new stores, and paid approximately $55 million in dividends to shareholders. For the fiscal year, cash and equivalents, including restricted cash, increased $124 million to approximately $345 million, and long-term debt decreased $152 million to approximately $19 million. At year end, the Company had approximately $88 million available on its $100 million credit line.

     Due to the accelerated vesting of stock options on September 22, 2005, the Company expects a much higher rate of stock option exercises in fiscal year 2006. Since the accelerated vesting date, the Company has already received over $80 million in proceeds from stock option exercises as compared to the $86 million received from stock option exercises in all of fiscal year 2005. For fiscal year 2006, the Company expects capital expenditures of between $340 million and $360 million of which approximately 60% is related to new stores, and it expects to pay approximately $363 million in cash dividends to shareholders.

     "In fiscal 2005, we produced very strong operating results that exceeded our own expectations and our initial guidance, and returned over $55 million to our shareholders. We are confident in our growth potential and our ability to execute on that growth potential, and as such we have increased our sales growth guidance for next fiscal year to 18% to 21% and our 2010 sales goal from $10 billion to $12 billion," said John Mackey, chairman, chief executive officer and co-founder of Whole Foods Market. "We believe we will continue to produce strong cash flow from operations and stock option exercises in excess of our capital expenditure needs, and as an EVA company, our focus is on maximizing returns on invested capital to our shareholders. Our priorities for the use and distribution of our excess cash in fiscal year 2006 are to increase our regular quarterly dividend to shareholders, pay a special dividend to shareholders, implement a stock buyback plan and invest additional dollars where appropriate in the ownership versus leasing of our stores."

     The two-for-one stock split will be distributed on December 27, 2005 to shareholders of record at the close of business on December 12, 2005. Shareholders will receive one additional share of Whole Foods Market common stock for each share owned; the stock split will be effected in the form of a stock dividend. All shares reserved for issuance pursuant to the Company's stock option and stock purchase plans will be automatically increased by the same proportion. In addition, shares subject to outstanding options or other rights to acquire the Company's stock and the exercise price for such shares will be adjusted proportionately.

     The quarterly dividend and special dividend will be payable on January 23, 2006 to shareholders of record on January 13, 2006.

     The stock buyback program approved by the Company's Board of Directors authorizes the repurchase of up to $200 million of the Company's stock over the next four years. The specific timing and repurchase amounts will vary based on market conditions, securities law limitations and other factors and will be made using the Company's available cash resources. The repurchase program may be suspended or discontinued at any time without prior notice.

     About Whole Foods Market: Founded in 1980 in Austin, Texas, Whole Foods Market(R) is a Fortune 500 company and the largest natural and organic foods retailer. The Company had sales of $4.7 billion in fiscal year 2005 and currently has 179 stores in the United States, Canada and the United Kingdom.

     The following constitutes a "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995. Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties, which could cause our actual results to differ materially from those described in the forward looking statements. These risks include but are not limited to general business conditions, the timely development and opening of new stores, the impact of competition, and other risks detailed from time to time in the Company's SEC reports, including the report on Form 10-K/A Amendment No. 2 for the fiscal year ended September 26, 2004. The Company does not undertake any obligation to update forward-looking statements.

     The Company will host a conference call today to discuss this announcement at 4:00 p.m. CT. The dial in number is 1-800-540-0559 and the conference ID is "Whole Foods." A simultaneous audio webcast will be available at http://www.wholefoodsmarket.com .

     Contact:  Cindy McCann
               VP of Investor Relations
               512.542.0204

SOURCE  Whole Foods Market, Inc.
    -0-                             11/09/2005
    /CONTACT: Cindy McCann, VP of Investor Relations of Whole Foods Market, Inc., +1-512-542-0204/
    /Web site:  http://www.wholefoodsmarket.com /